Exhibit 99.1
Investor Contact:
John Mills
Managing Partner
ICR 646-277-1254

Limoneira Company Announces Fiscal Third Quarter 2022 Financial Results

Revenue Grew 20% to $58.9 Million Compared to Prior Year Driven by Record Avocado Revenues and Strong Fresh Lemon Sales

Operating Income Increased Over 200% to $11.1 Million Compared to Prior Year

Earnings Per Share were $0.40, a 100% Increase Compared to Prior Year

Company Expects to Receive $8 million in Proceeds during the Fiscal Fourth Quarter 2022 from Harvest at Limoneira

SANTA PAULA, Calif.-- (BUSINESS WIRE) – September 8, 2022 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the fiscal third quarter ended July 31, 2022.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “Operating income increased over 200% and our top line by 20%, driven by record avocado revenues and increased fresh lemon sales in the third quarter of fiscal 2022. Our strategic approach to fresh utilization enabled our sales and marketing team to successfully market our fresh lemons throughout the year. In addition, our avocado segment has continued to outperform expectations this fiscal year with pricing almost doubling year-over-year resulting in record avocado revenues of $12.6 million in the third quarter of 2022. Lemon pricing remained challenged in the third quarter as the domestic and global lemon markets continue to work through a surplus of inventory. Our industry continued to face rising labor costs and higher packing and supplier costs, but our strong top line and more efficient marketing and selling plans more than offset these cost increases.”

Mr. Edwards continued, “Our new strategic plan to expand One World of Citrus, increase our avocado plantings and strategically sell certain assets to dramatically increase our cash flow in the near future is progressing as expected. As an example, in the fiscal fourth quarter of 2022, we expect to generate $8.0 million in cash proceeds from the sale of 17 acres to Limoneira Lewis Community Builders, LLC (“LLCB”) to potentially develop additional residential units. We will continue to develop “best in class” grower services to recruit additional grower partners. We have over 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina with a fair-market-value of over $600 million in today’s market yet a book value on Limoneira’s balance sheet of $220 million because many of these assets were acquired years ago at a low-cost basis. Selective monetization of certain assets in Limoneira’s portfolio potentially creates a tremendous value creation opportunity for our shareholders.”

Fiscal Year 2022 Third Quarter Results

For the third quarter of fiscal year 2022, total net revenue increased 20% to $58.9 million, compared to total net revenue of $49.1 million in the third quarter of the previous fiscal year. Agribusiness revenue was $57.6 million, compared to $48.0 million in the third quarter of last fiscal year. Other operations revenue increased to $1.3 million compared to $1.2 million for the third quarter of fiscal year 2021.

Agribusiness revenue for the third quarter of fiscal year 2022 includes $27.8 million in fresh lemon sales, compared to $24.4 million of fresh lemon sales during the same period of fiscal year 2021. Approximately 1,512,000 cartons of fresh lemons were sold in aggregate during the third quarter of fiscal year 2022 at an $18.39 average price per carton compared to approximately 1,144,000 cartons sold at a $21.34 average price per carton during the third quarter of fiscal year 2021.

The Company recognized a record $12.6 million of avocado revenue in the third quarter of fiscal year 2022 compared to $4.1 million in the same period last fiscal year. Approximately 5.7 million pounds of avocados were sold in aggregate during the third quarter of fiscal year 2022 at a $2.21 average price per pound compared to approximately 3.5 million pounds sold at a $1.16 average price per pound during the third quarter of fiscal year 2021.

The Company recognized $3.7 million of orange revenue in the third quarter of fiscal year 2022, compared to $2.0 million in the same period of fiscal year 2021, primarily attributable to higher prices partially offset by decreased volume of oranges sold. Approximately 209,000 cartons of oranges were sold during the third quarter of fiscal year 2022 at a $17.88 average price per carton, compared to approximately 259,000 cartons sold at a $7.65 average price per carton during the third quarter of fiscal year 2021.

Specialty citrus and other crops revenues were similar to the prior year at $1.1 million for the third quarter of fiscal years 2022 and 2021.

Total costs and expenses for the third quarter of fiscal year 2022 were $47.9 million, compared to $45.8 million in the third quarter of last fiscal year.

Despite the inflationary pressures throughout the Company’s industry, operating income for the third quarter of fiscal year 2022 increased by over 200% to $11.1 million, compared to operating income of $3.4 million in the third quarter of the previous fiscal year.

Net income applicable to common stock, after preferred dividends, for the third quarter of fiscal year 2022 was $7.3 million, compared to $3.6 million in the third quarter of fiscal year 2021. Net income per diluted share for the third quarter of fiscal year 2022 was $0.40 compared to $0.20 for the same period of fiscal year 2021.

Adjusted net income for diluted earnings per share (“EPS”) was $7.5 million or $0.41 per diluted share, compared to the third quarter of fiscal year 2021 of $3.7 million or $0.20 per diluted share. A reconciliation of adjusted net income to net income attributable to Limoneira Company is provided at the end of this release.

Adjusted EBITDA was $14.2 million in the third quarter of fiscal year 2022, compared to $7.8 million in the same period of fiscal year 2021. A reconciliation of adjusted EBITDA to net income attributable to Limoneira Company is provided at the end of this release.

Fiscal Year 2022 First Nine Months Results

For the nine months ended July 31, 2022, revenue was $144.9 million, compared to $132.5 million in the same period last fiscal year. Operating income for the first nine months of fiscal year 2022 was $4.1 million, compared to operating income of $0.1 million in the same period of last fiscal year. Net income applicable to common stock, after preferred dividends, was $2.0 million for the first nine months of fiscal year 2022, compared to net income applicable to common stock of $1.1 million in the same period of last fiscal year. Net income per diluted share for the first nine months of fiscal year 2022 was $0.11, compared to net income per diluted share of $0.06 in the same period of fiscal year 2021.

For the first nine months of fiscal year 2022, adjusted net income for diluted EPS was $2.9 million compared to adjusted net income for diluted EPS of $1.0 million for the same period in fiscal year 2021. In the first nine months of 2022, adjusted net income per diluted share was $0.17 compared to adjusted net income per diluted share of $0.06 for the same period in fiscal year 2021, based on approximately 17.5 million and 17.4 million, respectively, weighted average diluted common shares outstanding.

Balance Sheet and Liquidity

During the nine months ended July 31, 2022, net cash provided by operating activities was $10.9 million, compared to net cash provided by operating activities of $16.8 million in the same period of the prior fiscal year. For the nine months ended July 31, 2022, net cash used in investing activities was $5.3 million, compared to net cash used in investing activities of $8.7 million in the same period of the prior fiscal year. Net cash used in financing activities was $4.8 million for the nine months ended July 31, 2022, compared to net cash used in financing activities of $7.8 million in the same period of last fiscal year.

Long-term debt as of July 31, 2022, was $129.0 million, compared to $130.4 million at the end of fiscal year 2021.

Real Estate Development and Property Sales

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, named Harvest at Limoneira, is currently expected to have approximately 1,500 total residential units built and sold over the life of the project. At the end of fiscal year 2021, the joint venture had closed the sales of lots representing 586 residential units, thus concluding lot sales in Phase 1 of the development.

In March 2022, the joint venture signed a letter of intent to purchase 17 acres from Limoneira to potentially develop additional residential units. In September 2022, the Company entered into an agreement to sell the property to LLCB and expects to close the transaction and receive approximately $8.0 million in cash proceeds in the fiscal fourth quarter of 2022.

In July 2021, the Company entered into a non-binding letter of intent to sell approximately 25 acres of its East Area II property in five staged purchases to an investment company for the purpose of constructing a medical campus consisting of medical office buildings and an acute care hospital. Completion of the transaction is subject to the execution of a purchase and sale agreement and resolution of certain contingencies.

In the first quarter of fiscal year 2020, the Company entered into an agreement to sell its Sevilla property for $2.7 million, which is expected to close in calendar year 2022. After transaction and other costs, the Company expects to receive proceeds of approximately $2.7 million from the sale of its Sevilla property. As of July 31, 2022, the $2.7 million carrying value of the property was classified as held for sale and included in prepaid expenses and other current assets.

Guidance

The Company’s food service business and industry logistics continue to experience slowdown in its supply chain as well as inflationary pressures on a global basis. The Company believes it will continue to experience improving year over year results for the fiscal fourth quarter of 2022 due to its stronger position in retail food and club grocery, as well as a gain from the joint venture with Lewis related to Harvest at Limoneira.

The Company continues to expect fresh lemon volumes to be in the range of 4.5 million to 5.0 million cartons for fiscal year 2022. For the first nine months of fiscal year 2022, the Company achieved avocado volume of approximately 8.0 million pounds, which exceeds the expected range of 6.0 million to 7.0 million pounds for fiscal year 2022.

The Company expects cash distributions to be $95 million from Harvest at Limoneira during the next five fiscal years, beginning in fiscal year 2022.

Harvest at Limoneira Cash Flow Projections

Fiscal Year	2022	2023	2024	2025	2026
Projected Distributions	$8 Million	$15 Million	$27 Million	$30 Million	$15 Million

The Company has an additional 1,000 acres of non-bearing lemons estimated to become full bearing over the next four years, which enables the Company to achieve strong organic growth for many years to come. The Company expects 200 of the 1,000 acres to become full bearing in fiscal year 2022. The Company anticipates this additional acreage will increase its domestic supply of Limoneira-owned lemons from its 2021 level by approximately 50%, or by about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third-party grower fruit. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results on September 8, 2022, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 407-0789 from the U.S. International callers can dial (201) 689-8562. A telephone replay will be available approximately two hours after the call concludes and will be available through September 22, 2022, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; passcode is 13732445.

About Limoneira Company

Limoneira Company, a 129-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal years 2022 and beyond, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	July 31, 2022	October 31, 2021
Assets
Current assets:
Cash	$995	$439
Accounts receivable, net	18,457	17,483
Cultural costs	6,326	7,500
Prepaid expenses and other current assets	12,253	10,709
Receivables/other from related parties	4,392	5,958
Total current assets	42,423	42,089

Property, plant and equipment, net	241,069	242,420
Real estate development	23,231	22,828
Equity in investments	64,621	64,072
Goodwill	1,512	1,527
Intangible assets, net	7,582	8,329
Other assets	13,059	11,011
Total assets	$393,497	$392,276

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$7,078	$8,963
Growers and suppliers payable	12,018	10,371
Accrued liabilities	7,691	6,542
Payables to related parties	7,719	6,976
Current portion of long-term debt	3,554	2,472
Total current liabilities	38,060	35,324
Long-term liabilities:
Long-term debt, less current portion	129,004	130,353
Deferred income taxes	24,282	22,853
Other long-term liabilities	5,656	4,501
Total liabilities	197,002	193,031
Commitments and contingencies	—	—

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at July 31, 2022 and October 31, 2021) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at July 31, 2022 and October 31, 2021) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders' Equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at July 31, 2022 and October 31, 2021)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 17,972,528 and 17,936,377 shares issued and 17,721,551 and 17,685,400 shares outstanding at July 31, 2022 and October 31, 2021, respectively)	180	179
Additional paid-in capital	164,871	163,965
Retained earnings	19,618	21,552
Accumulated other comprehensive loss	(7,295)	(5,733)
Treasury stock, at cost, 250,977 shares at July 31, 2022 and October 31, 2021	(3,493)	(3,493)
Noncontrolling interest	11,804	11,965
Total equity	185,685	188,435
Total liabilities and stockholders' equity	$393,497	$392,276

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2022	2021	2022	2021
Net revenues:
Agribusiness	$57,594	$47,954	$141,046	$129,080
Other operations	1,329	1,171	3,901	3,452
Total net revenues	58,923	49,125	144,947	132,532
Costs and expenses:
Agribusiness	41,463	40,691	120,306	114,071
Other operations	1,127	1,017	3,294	3,189
Loss on disposal of assets, net	242	—	503	—
Selling, general and administrative	5,031	4,043	16,756	15,154
Total costs and expenses	47,863	45,751	140,859	132,414
Operating income	11,060	3,374	4,088	118
Other (expense) income:
Interest income	6	211	54	279
Interest expense, net of patronage dividends	(772)	(574)	(1,253)	(1,062)
Equity in earnings of investments, net	331	1,462	681	2,471
Other income, net	13	32	106	83
Total other (expense) income	(422)	1,131	(412)	1,771

Income before income tax provision	10,638	4,505	3,676	1,889
Income tax provision	(3,313)	(1,335)	(1,385)	(1,122)
Net income	7,325	3,170	2,291	767
Net loss attributable to noncontrolling interest	52	535	129	663
Net income attributable to Limoneira Company	7,377	3,705	2,420	1,430
Preferred dividends	(125)	(125)	(376)	(376)
Net income applicable to common stock	$7,252	$3,580	$2,044	$1,054

Basic net income per common share	$0.41	$0.20	$0.11	$0.06

Diluted net income per common share	$0.40	$0.20	$0.11	$0.06

Weighted-average common shares outstanding-basic	17,529,000	17,461,000	17,481,000	17,439,000
Weighted-average common shares outstanding-diluted	18,334,000	18,243,000	17,481,000	17,439,000

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of our operations and interest costs associated with our capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes named executive officer severance and loss (gain) on disposal of assets, are important measures to evaluate our results of operations between periods on a more comparable basis. In addition, we have presented adjusted net income attributable to Limoneira Company and adjusted net income per common share attributable to Limoneira Company to reflect the exclusion of named executive officer severance and loss (gain) on disposal of assets. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. The Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

EBITDA and adjusted EBITDA are summarized and reconciled to net income attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2022	2021	2022	2021
Net income attributable to Limoneira Company	$7,377	$3,705	$2,420	$1,430
Interest income	(6)	(211)	(54)	(279)
Interest expense, net of patronage dividends	772	574	1,253	1,062
Income tax provision	3,313	1,335	1,385	1,122
Depreciation and amortization	2,469	2,437	7,432	7,490
EBITDA	13,925	7,840	12,436	10,825
Named executive officer severance	—	—	770	—
Loss (gain) on disposal of assets, net	242	(4)	503	(20)
Adjusted EBITDA	14,167	7,836	$13,709	$10,805

The following is a reconciliation of net income attributable to Limoneira Company to adjusted net income for diluted EPS (in thousands, except share amounts):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2022	2021	2022	2021
Net income attributable to Limoneira Company	$7,377	$3,705	$2,420	$1,430
Preferred dividends and earnings allocated to unvested, restricted stock	(204)	(140)	(418)	(426)
Net income for basic EPS	7,173	3,565	2,002	1,004
Named executive officer severance	—	—	770	—
Loss (gain) on disposal of assets, net	242	(4)	503	(20)
Tax effect of adjustments at federal and state rates	(68)	1	(356)	5
Adjusted net income for basic EPS	$7,347	$3,562	$2,919	$989
Effect of dilutive unvested, restricted stock and preferred stock	125	140	—	—
Adjusted net income for diluted EPS	$7,472	$3,702	$2,919	$989

Actual:
Basic net income per common share	$0.41	$0.20	$0.11	$0.06
Diluted net income per common share	$0.40	$0.20	$0.11	$0.06

Weighted-average common shares outstanding-basic	17,529,000	17,461,000	17,481,000	17,439,000
Effect of dilutive unvested, restricted stock and preferred stock	805,000	782,000	—	—
Weighted-average common shares outstanding-diluted	18,334,000	18,243,000	17,481,000	17,439,000
Adjusted:
Basic net income per common share	$0.42	$0.20	$0.17	$0.06
Diluted net income per common share	$0.41	$0.20	$0.17	$0.06

Weighted-average common shares outstanding-basic	17,529,000	17,461,000	17,481,000	17,439,000
Weighted-average common shares outstanding-diluted	18,334,000	18,243,000	17,481,000	17,439,000

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended July 31, 2022
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$33,823	$6,337	$—	$12,578	$4,856	$57,594
Intersegment revenue	—	9,696	(9,696)	—	—	—
Total net revenues	33,823	16,033	(9,696)	12,578	4,856	57,594
Costs and expenses	32,600	11,953	(9,696)	3,154	1,280	39,291
Depreciation and amortization	—	—	—	—	—	2,172
Operating income	$1,223	$4,080	$—	$9,424	$3,576	$16,131

	Agribusiness Segment Information for the Three Months Ended July 31, 2021
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$36,295	$4,540	$—	$4,073	$3,046	$47,954
Intersegment revenue	—	7,192	(7,192)	—	—	—
Total net revenues	36,295	11,732	(7,192)	4,073	3,046	47,954
Costs and expenses	31,846	9,279	(7,192)	2,708	1,956	38,597
Depreciation and amortization	—	—	—	—	—	2,094
Operating income	$4,449	$2,453	$—	$1,365	$1,090	$7,263

Lemons	Q3 2022	Q3 2021	Lemon Packing	Q3 2022	Q3 2021
United States:			Cartons packed and sold	1,512	1,144
Acres harvested	3,600	3,600	Revenue	$16,033	$11,732
Limoneira cartons sold	817	490	Direct costs	11,953	9,279
Third-party grower cartons sold	695	654	Operating income	$4,080	$2,453
Average price per carton	$18.39	$21.34
Chile:			Avocados	Q3 2022	Q3 2021
Lemon revenue	$400	$500	Pounds sold	5,694	3,513
40-pound carton equivalents	87	132	Average price per pound	$2.21	$1.16
Argentina:
Lemon revenue	$—	$700	Other Agribusiness	Q3 2022	Q3 2021
40-pound carton equivalents	—	339	Orange cartons sold	209	259
			Average price per carton	$17.88	$7.65
Lemon shipping and handling	$6,300	$4,500	Specialty citrus cartons sold	61	45
Lemon by-product sales	$1,100	$600	Average price per carton	$18.34	$14.04
Brokered fruit and other lemon sales	$4,600	$10,000

Agribusiness costs and expenses	Q3 2022	Q3 2021
Packing costs	$12,463	$9,864
Harvest costs	6,219	3,383
Growing costs	4,965	7,522
Third-party grower and supplier costs	15,644	17,828
Depreciation and amortization	2,172	2,094
Agribusiness costs and expenses	$41,463	$40,691